May 30, 2017

Securities and Exchange Commission 100 F Street, N.E.
Washington, DC 20549 Commissioners:
We have read the statements made by Miller Income Fund (formerly known as Miller Income Opportunity Trust, one of the funds comprising Legg Mason Global Asset Management Trust) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77.K of Form N-SAR as part of the Form N-SAR of Miller Income Fund dated May 30, 2017.  We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/PricewaterhouseCoopers LLP

Baltimore, MD

Item 77.K of Form N-SAR

       On February 24, 2017 the Audit Committee of Miller Income Fund (formerly known as Miller Income Opportunity Trust, one of the funds comprising Legg Mason Global Asset Management Trust) dismissed PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm.

       PwC's audit reports on the Miller Income Fund financial statements for the fiscal years ended September 30, 2016 and 2015 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

       During the fiscal years ended September 30, 2016 and 2015, and the subsequent interim period through February 24, 2017, there were (i) no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to PwC's satisfaction, would have caused PwC to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K.

The Fund provided PwC with a copy of the disclosures it is making in this Form N-SAR and requested that PwC furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements above. A copy of PwC's letter dated May 30, 2017 is filed as Exhibit 77K to this Current Report on Form N-SAR.